EXHIBIT 99.1
Selected Financial Data
The following table sets forth our summary condensed consolidated financial data for the periods presented below and our earnings per share as adjusted for the stock dividends described below. The summary condensed consolidated financial data as of September 30, 2012 have been derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements include only normal and recurring adjustments, necessary to state fairly the data included therein.
The per share amounts shown below have been retroactively adjusted to reflect the 5% stock dividend which was paid on September 28, 2012 to stockholders of record on September 21, 2012 (see note (3) below).
Our historical results are not necessarily indicative of the results of operations for future periods, and our results of operations for the nine-month period ended September 30, 2012 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2012. You should read the following summary condensed consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes included in our Current Report on Form 8-K filed on November 2, 2012 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2012.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Statement of Operations Data:
Revenue (1)	$1,133,380	$1,063,289	$801,494	$565,186	$555,430
Net income	75,020	54,084	24,806	60,504	73,803
Per basic common share (3)
Net income applicable to common shares	$0.89	$0.65	$0.30	$0.74	$0.91
Per diluted common share (3)
Net income applicable to common shares	$0.89	$0.64	$0.30	$0.66	$0.88

Cash distributions declared per common share (3)	$1.47	$1.40	$1.33	$1.27	$1.21

	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2012	2011	2010	2009	2008	2007
Balance Sheet Data:
Current assets	$447,183	$509,741	$526,763	$389,208	$355,283	$395,626
Total assets	885,641	927,768	949,595	735,542	717,712	785,289
Current liabilities	204,196	315,198	226,872	149,008	296,159	109,337
Notes payable, embedded derivatives, long-term debt and other obligations, less current portion	602,481	542,371	647,064	487,936	287,546	378,760
Noncurrent employee benefits, deferred income taxes and other long-term liabilities	181,912	159,229	121,893	103,280	100,402	196,340
Stockholders' (deficiency) equity	(102,948)	(89,030)	(46,234)	(4,682)	33,605	100,852

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2012	September 30, 2011	June 30, 2012	June 30, 2011	March 31, 2012	March 31, 2011	September 30, 2012	September 30, 2011
Statement of Operations Data:
Revenue (2)	$272,783	$288,995	$276,594	$291,180	$257,606	$260,378	$806,983	$840,553
Net income	17,932	17,549	3,895	30,301	(7,690)	19,373	14,137	67,223
Per basic common share (3)
Net income applicable to common shares	$0.21	$0.21	$0.05	$0.36	$(0.09)	$0.23	$0.17	$0.80
Per diluted common share (3)
Net income applicable to common shares	$0.21	$0.20	$0.05	$0.33	$(0.09)	$0.23	$0.16	$0.78

Cash distributions declared per common share (3)	$0.38	$0.36	$0.38	$0.36	$0.38	$0.36	$1.14	$1.09
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(1)	Revenues include excise taxes of $552,965, $538,328, $377,771, $168,170, and $176,269, respectively.

(2)	Revenues include excise taxes of $126,389, $141,473, $130,967, $142,934, $121,925, $127,634, $379,281 and $412,041, respectively.

(3)	Per share computations include the impact of 5% stock dividends on September 28, 2012, September 29, 2011, September 29, 2010, September 29, 2009, September 29, 2008 and September 28, 2007.

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